[Sidley & Austin Letterhead]
                                                               Exhibit F-1



                                November 21, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                     Re:     Central and South West Corporation
                             SEC File Number 70-9113

Ladies and Gentlemen:

         We have acted as special counsel for Central and South West Corporation, a Delaware corporation ("CSW"), in connection with its Form U-1 Application/Declaration (File No. 70-9113), as amended ("Declaration"), filed with the Securities and Exchange Commission ("SEC") with respect to the proposed transactions described therein ("Proposed Transactions"). In the Declaration authority is requested for CSW to implement a stockholder rights plan ("Plan") and to enter into a related Rights Agreement ("Agreement") with Central and South West Services, Inc., as agent.

         Pursuant to the Plan, the board of directors of CSW would declare a dividend distribution of one right ("Right") for each outstanding share of common stock, $3.50 par value per share, of CSW ("Common Stock") to stockholders of record at the close of business on a specified record date. In addition, each holder of a share of Common Stock issued after the record date would similarly be entitled to receive one Right for each such share. Each Right would initially
(i) entitle the holder to purchase from CSW one one-tenth of a share of Common Stock at a price of $50 per whole share of Common Stock (the "Purchase Price") (equivalent to $5 per one one-tenth of a share of Common Stock), subject to adjustment, (ii) be evidenced by the certificates for shares of Common Stock and
(iii) only be transferable with the Common Stock.



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         Separate  certificates  evidencing  the Rights  would be issued to such holders of Common Stock a specified time after (i) a person or affiliated group acquires the ownership of 15% or more of the voting power of the outstanding voting securities of CSW (an "Acquiring Person") or (ii) the announcement of a tender offer or exchange offer which would result in a person or affiliated group becoming an Acquiring Person. Once a person or affiliated group obtains beneficial ownership of 15% or more of the voting power of the outstanding voting securities of CSW, the holder of a Right (except the Acquiring Person or its successors and assigns) would be able to receive, upon exercise and payment of the Purchase Price, Common Stock or other assets having a value equal to two times the Purchase Price. Alternatively, the CSW board has the option to exchange the outstanding Rights for shares of Common Stock at an exchange ratio of one share of Common Stock per Right. The terms and conditions of the Plan are as described in more detail in the Declaration.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of CSW and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Company and other appropriate persons and statements contained in the Declaration.

         The opinions expressed below in respect of the Proposed Transactions are subject to the following assumptions and conditions:

         (a) The Rights Agreement, the dividend distribution of the Rights, the authorization and issuance of Common Stock, and the other aspects of the Proposed Transactions shall have been duly authorized and approved by the Board of Directors of CSW.

         (b) The Rights Agreement shall have been duly executed and delivered by the parties thereto.

         (c) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Declaration granting and permitting the Declaration to become effective under the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder.

         (d) The  consummation of the Proposed  Transactions  shall be conducted
with  our  involvement  and  all  legal  matters   incident   thereto  shall  be
satisfactory to us.


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         Based on the foregoing,  and subject to the  assumptions and conditions set forth herein, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Declaration:

                    1. All state laws applicable to the Proposed Transactions will have been complied with; however, we express no opinion as to the need to comply with state blue sky laws.

                  2. CSW is validly organized and duly existing.

                  3. Upon issuance on the effective date of the Rights dividend, the Rights will have been validly issued and the holders of the Rights will be entitled to the rights and privileges appertaining thereto set forth in the Rights Agreement.

                  4. The shares of Common Stock, when issued pursuant to the Plan, will be validly issued, fully paid and nonassessable, and the holders of such shares will be entitled to the rights and privileges appertaining thereto set forth in the certificate of incorporation of CSW.

                  5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by CSW or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the Declaration.


                                     Very truly yours,



                                     /s/ SIDLEY & AUSTIN
                                         Sidley & Austin